Exhibit 99.2

SEVEN HILLS REALTY TRUST

LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

Subscription Rights to Shareholders of Seven Hills Realty Trust on November 10, 2025

Dear Shareholder:

This letter is being distributed by Seven Hills Realty Trust (the “Company”) at no charge to all holders of record of shares of its common shares of beneficial interest, par value $0.001 per share (“Common Shares”), as of November 10, 2025 (the “Record Date”), in connection with a distribution of transferable rights (the “Subscription Rights”) to purchase Common Shares. The Subscription Rights and Common Shares are described in the Company’s prospectus supplement dated October 30, 2025 and accompanying prospectus dated September 29, 2025 (together, the “Prospectus”) (a copy of which accompanies this letter). The Company is offering Subscription Rights to purchase up to an aggregate of 7,532,861 Common Shares. This offering will expire without value, if not exercised prior to 5:00 p.m., New York City Time, on December 4, 2025, unless extended (the “Expiration Date”).

As described in the Prospectus, you will receive one Subscription Right for each Common Share you own at 5:00 p.m., New York City Time, on the Record Date (the “Primary Subscription Right”). Each holder of Subscription Rights (“Holder”) is entitled to subscribe for one Common Share for every two Subscription Rights held at the subscription price of $8.65 per Common Share (the “Subscription Price”). For example, if you owned 100 Common Shares as of 5:00 p.m., New York City Time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 50 Common Shares at the Subscription Price. The Company will not issue fractional Common Shares upon the exercise of Subscription Rights; accordingly, Subscription Rights may be exercised only in integer multiples of two, except that any Record Date shareholder who owns fewer than two Common Shares as of the Record Date may subscribe, at the Subscription Price, for one full Common Share.

If you elect to purchase the maximum amount of Common Shares that you are entitled to purchase pursuant to your Primary Subscription Right, you will also be entitled to exercise an over-subscription privilege (the “Over-Subscription Privilege”) to subscribe, subject to allotment, to purchase additional Common Shares, if any, that are not purchased by other holders of Subscription Rights (“Holders”) pursuant to their Primary Subscription Rights (the “Unsubscribed Shares”) as of the Expiration Date. If sufficient Unsubscribed Shares are available, the Company will honor Over-Subscription Privilege requests in full. Common Shares acquired pursuant to the Over-Subscription Privilege are subject to proration and share ownership limitations set forth in the Company’s declaration of trust. See “The Offering – Over-Subscription Privilege” in the Prospectus. If the number of Unsubscribed Shares is not sufficient to satisfy in full all Over-Subscription Privilege requests, then the Unsubscribed Shares will be allocated pro rata among Holders in proportion to the number of rights exercised by such Holder under his or her Primary Subscription Right; provided, however, that no Holder shall be allocated a greater number of Unsubscribed Shares than such Holder paid for.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Common Shares available to you, assuming that no Holder other than you has purchased any Common Shares pursuant to the Primary Subscription Right and Over-Subscription Privilege. Any excess subscription payments received by the Subscription Agent will be returned, without interest.

The Company does not provide any assurances that each of you will actually be entitled to purchase the number of Common Shares issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of this offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Primary Subscription Rights in full and we will only honor an Over-Subscription Privilege to the extent sufficient Common Shares are available following the exercise of subscription rights under the Primary Subscription Rights.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the aggregate Subscription Price you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Offering — Over-Subscription Privilege” in the Prospectus.

The Subscription Rights will be evidenced by a transferable Subscription Rights certificate (the “Rights Certificate”). The Subscription Rights will be exercisable until the Expiration Date, at which time they will cease to have value.

If you are a beneficial owner of Common Shares on the Record Date you will receive your Subscription Rights through a broker, custodian bank or other nominee. We will have asked all record holders who are brokers, custodian banks or other nominees to notify their respective beneficial owners of this offering.

Enclosed are copies of the following documents:

1.        Prospectus;

2.        Rights Certificate;

3.        Instructions as to the Use of Seven Hills Realty Trust Rights Certificates; and

4.        A return envelope addressed to Equinity Trust Company, LLC, the Subscription Agent.

To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Primary Subscription Right and the Over-Subscription Privilege to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, prior to the Expiration Date. A Subscription Rights holder cannot revoke the exercise of its Subscription Rights, even if this offering is extended by the Company’s board of trustees. Subscription Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for this offering. Any questions or requests for assistance concerning this offering should be directed to the Information Agent at the below address:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor

New York, NY 10005

Bankers and Brokers Call: (646) 970-2125

Others Call Toll Free: (866) 342-4881

Email: SEVN@dfking.com

Very truly yours,

Seven Hills Realty Trust

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